SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. _____)

Filed by the Registrant                    [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
  [ ]  Preliminary Proxy Statement            [ ] Confidential, For Use of the
  [X]  Definitive Proxy Statement                 Commission Only (as permitted
  [ ]  Definitive Additional Materials            by Rule 14a-6(e)(2)
  [ ]  Soliciting Material Pursuant to
       Rule 14a-11(c) or Rule 14a-12


                             3D SYSTEMS CORPORATION
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X]  No Fee Required
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:


-------------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:


-------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


-------------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:


-------------------------------------------------------------------------------
     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:


-------------------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:


-------------------------------------------------------------------------------
     (3)  Filing party:


-------------------------------------------------------------------------------
     (4)  Date filed:


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


                             3D SYSTEMS CORPORATION

              -----------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
              -----------------------------------------------------


TIME............................    9:00 a.m. Pacific Time on Tuesday,
                                    May 14, 2002

PLACE...........................    Hyatt Valencia Hotel
                                    24500 Town Center Drive
                                    Santa Clarita, CA  91355

ITEMS OF BUSINESS...............    (1) To elect three Class III members of the
                                        Board of Directors for three-year terms.
                                    (2) To transact such other business as
                                        may properly come before the Meeting
                                        and any adjournment or postponement.

RECORD DATE.....................    You can vote if at the close of business
                                    on March 15, 2002, you were a stockholder of the Company.

PROXY VOTING....................    All stockholders are cordially invited to
                                    attend the Annual Meeting in person.
                                    However, to ensure your representation at the Annual Meeting, you are urged to vote promptly by signing and returning the enclosed Proxy card, or if you hold your shares in street name, by accessing the World Wide Web site indicated on your Proxy card to vote via the Internet.



April 12, 2002                      Karen M. Shotting
                                    VICE PRESIDENT, GENERAL COUNSEL AND
                                    SECRETARY

                                                         3D SYSTEMS CORPORATION
                                                              26081 AVENUE HALL
                                                     VALENCIA, CALIFORNIA 91355
PROXY STATEMENT
-------------------------------------------------------------------------------


These Proxy materials are delivered in connection with the solicitation by the Board of Directors of 3D Systems Corporation, a Delaware corporation ("3D Systems," the "Company," "we," or "us"), of Proxies to be voted at our 2002 Annual Meeting of Stockholders and at any adjournments or postponements.

You are invited to attend our Annual Meeting of Stockholders on Tuesday, May 14, 2002, beginning at 9:00 a.m. Pacific Time. The meeting will be held at the Hyatt Valencia Hotel, 24500 Town Center Drive, Santa Clarita, California 91355.

STOCKHOLDERS ENTITLED TO VOTE. Holders of 3D Systems Common Stock at the close of business on March 15, 2002 are entitled to receive this notice and to vote their shares at the Annual Meeting. Common Stock is the only outstanding class of securities of the Company entitled to vote at the Annual Meeting. As of March 15, 2002, there were 13,134,410 shares of Common Stock outstanding.

PROXIES. Your vote is important. If your shares are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in street name. We encourage you to vote by Proxy so that your shares will be represented and voted at the meeting even if you cannot attend. All stockholders can vote by written Proxy card. All street name stockholders also can vote by Proxy via the Internet, pursuant to the instructions set forth on their Proxy card. Your submitting the enclosed Proxy will not limit your right to vote at the Annual Meeting if you later decide to attend in person. IF YOUR SHARES ARE HELD IN STREET NAME, YOU MUST OBTAIN A PROXY, EXECUTED IN YOUR FAVOR, FROM THE HOLDER OF RECORD IN ORDER TO BE ABLE TO VOTE AT THE MEETING. If you are a stockholder of record, you may revoke your Proxy at any time before the meeting either by filing with the Secretary of the Company, at its principal executive offices, a written notice of revocation or a duly executed Proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to vote your shares in person. All shares entitled to vote and represented by properly executed Proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those Proxies. If no instructions are indicated on a properly executed Proxy, the shares represented by that Proxy will be voted as recommended by the Board of Directors.

INTERNET VOTING BY SHARES HELD IN STREET NAME. A number of brokerage firms and banks offer Internet voting options. The Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Specific instructions to be followed by owners of shares of Common Stock held in street name are set forth on your Proxy card. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

QUORUM. The presence, in person or by Proxy, of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for determining the presence of a quorum.

VOTING. Each share of 3D Systems Common Stock is entitled to one vote on each matter properly brought before the meeting. Abstentions will be counted toward the tabulation of votes cast on proposals submitted to stockholders and will have the same effect as negative votes, while broker non-votes will not be counted as votes cast for or against such matters.

ELECTION OF DIRECTORS. The three nominees for Class III director receiving the highest number of votes at the Annual Meeting will be elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the Proxies will be voted for such other nominee(s) as shall be designated by the current Board of Directors to fill any vacancy. The Company has no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

OTHER MATTERS. At the date this Proxy Statement went to press, we do not know of any other matter to be raised at the Annual Meeting.

ITEM 1: ELECTION OF DIRECTORS
-------------------------------------------------------------------------------


Item 1 is the election of three members of the Board of Directors. The Board of Directors is grouped into three classes, as nearly equal in number as possible. Directors hold office for staggered terms of three years. One of the three classes is elected each year to succeed the directors whose terms are expiring.

The Class III directors whose terms expire at the 2002 Annual Meeting are Charles W. Hull, Brian K. Service and Kevin S. Moore. The Board of Directors has nominated Charles W. Hull, Brian K. Service and Kevin S. Moore to serve as Class III directors for terms expiring in 2005. The Class I directors are serving terms that expire in 2003, and the Class II directors are serving terms that expire in 2004.

Unless otherwise instructed, the Proxy holders will vote the Proxies received by them for the nominees named below. If any nominee is unwilling to serve as a director at the time of the Annual Meeting, the Proxies will be voted for such other nominee(s) as shall be designated by the then current Board of Directors to fill any vacancy. The Company has no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

The Board of Directors proposes the election of the following nominees as Class III directors:

                                 Charles W. Hull
                                 Brian K. Service
                                 Kevin S. Moore

If elected, Messrs. Hull, Service and Moore are expected to serve until the 2005 Annual Meeting of Stockholders. The three nominees for election as Class III directors at the Annual Meeting who receive the highest number of affirmative votes will be elected.

The principal occupation and certain other information about the nominees, other directors whose terms of office continue after the Annual Meeting, and certain executive officers are set forth on the following pages.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED ABOVE.

CLASS III DIRECTOR NOMINEES: TERMS EXPIRING IN 2002

CHARLES W. HULL                 Mr. Hull has served as Chief Technology Officer
                                of the Company since April 1997 and, effective
                                May 3, 2000, as Executive Vice President and
                                member of the Office of the Chief Executive
                                Officer. Mr. Hull also has served as Vice
                                Chairman of the Board of Directors, President
                                and Chief Operating Officer of the Company. From
                                March 1986 until April 1997, Mr. Hull also
                                served as President of 3D Systems, Inc., a
                                California corporation ("3D Inc") which is an
                                indirect wholly-owned subsidiary of the Company
                                through which substantially all of its business
                                and operations are conducted. From February to
                                June 1999, Mr. Hull acted as a consultant to the
                                Company. From January 1980 to March 1986, Mr.
                                Hull was Vice President of UVP, Inc., a systems
                                manufacturing company, where he developed the
                                Company's stereolithography technology.
                                DIRECTOR SINCE: 1993      AGE: 62
                                MEMBER: NOMINATING COMMITTEE

BRIAN K. SERVICE                Mr. Service has served as President and Chief
                                Executive Officer of the Company since September
                                1999 and, since October 1999, has also served as President and Chief Executive Officer of 3D Inc.
                                Mr. Service was elected to 3D Systems' Board of
                                Directors in January 2001. Mr. Service is a
                                Managing Director of Regent Pacific Management
                                Corporation ("Regent Pacific"), and he provides services to the Company pursuant to an agreement between the Company and Regent Pacific. Prior to Regent Pacific, Mr. Service served as Chief
                                Executive Officer of Salmond Smith Biolab, Ltd.
                                Prior to Salmond, he was Chief Executive Officer of Milk Products, Inc. Mr. Service holds a
                                Bachelor's degree in Chemical Engineering from Canterbury University of New Zealand and has completed the Stanford Executive Program from Stanford University Business School. Mr. Service is a director of Visual Data Corporation, in which capacity he also serves as a member of the audit and compensation committees.
                                DIRECTOR SINCE: 2001 AGE: 54

KEVIN S. MOORE                  Mr. Moore has been a director of the Company
                                since October 1999. Since 1991, he has been with
                                The Clark Estates, Inc., a private investment
                                firm, where he currently is President and a
                                director. Mr. Moore also is a director of
                                Ducommun, Incorporated, as well as Aspect
                                Resources LLC, The Clark Foundation, and the
                                National Baseball Hall of Fame & Museum, Inc.
                                DIRECTOR SINCE: 1999      AGE: 47
                                MEMBER: AUDIT, COMPENSATION AND OVERSIGHT
                                COMMITTEES


CLASS I DIRECTORS: TERMS EXPIRING IN 2003

RICHARD C. SPALDING             Mr. Spalding has been a General Partner of ABS
                                Ventures, a venture capital group, since January
                                2000. Prior to January 2000, he served as Vice
                                President and Chief Financial Officer of Portal
                                Software, an Internet billing company, between
                                February 1997 and March 1999. From March 1996 to
                                February 1997, he served as Vice President
                                Finance and Corporate Development for Fusion
                                Medical Technologies. From November 1991 to
                                February 1996, he served as Managing Director of
                                Alex Brown & Sons, heading up the Investment
                                Banking for the West Coast. From June 1977 to
                                November 1991, Mr. Spalding practiced law with
                                Brobeck, Phleger and Harrison, serving as
                                outside counsel for numerous public and private
                                companies.
                                DIRECTOR SINCE: 2001      AGE: 51
                                MEMBER:  AUDIT AND OVERSIGHT COMMITTEES

JIM D. KEVER                    Mr. Kever is Principal in a venture capital
                                partnership called Voyent Partners, LLC. Prior
                                to that, Mr. Kever was associated with WebMD
                                Corporation, Transaction Services Division
                                (formerly "Envoy Corporation") as the President
                                and Co-Chief Executive Officer since August
                                1995. Prior to August 1995, he served as Envoy
                                Corporation's Executive Vice President,
                                Secretary and General Counsel. Mr. Kever also is
                                a director of Transaction Systems Architects,
                                Inc., a supplier of electronic payment software
                                products and network integration solutions, as
                                well as Luminex Corporation, a value-added
                                manufacturer of laboratory testing equipment. He
                                also is on the Board of Synthesis Technology, a
                                healthcare software company, Tyson Foods, Inc.,
                                an integrated processor of poultry-based food
                                products, and Quintiles Transnational Corp., a
                                consulting and health information management
                                services company.
                                DIRECTOR SINCE: 1996       AGE:   49
                                MEMBER: AUDIT AND OVERSIGHT COMMITTEES

G. WALTER LOEWENBAUM II         Mr. Loewenbaum has been a director of the
                                Company since March 1999, serving as Vice
                                Chairman of the Board until September 1999 when
                                he was elected Chairman of the Board. Mr.
                                Loewenbaum is Managing Director of LeCorgne
                                Loewenbaum LLC. Prior to that, he served as
                                Chairman and Chief Executive Officer of
                                Loewenbaum & Company (formerly Southcoast
                                Capital Corp.), an investment banking and
                                investment management firm that he founded. Mr.
                                Loewenbaum is also on the Board of Luminex
                                Corporation, a value-added manufacturer of
                                laboratory testing equipment, and Sonic
                                Innovations, a manufacturer of hearing aids.
                                DIRECTOR SINCE: 1999      AGE: 57
                                MEMBER: NOMINATING COMMITTEE


CLASS II DIRECTORS: TERMS EXPIRING IN 2004

GARY J. SBONA                   Mr. Sbona is Chairman and Chief Executive
                                Officer of Regent Pacific Management
                                Corporation, an international turnaround
                                management firm, which he founded in 1974. Mr.
                                Sbona currently serves as Chairman and Chief
                                Executive Officer of Verity, Inc., a publicly
                                traded software company, specializing in
                                knowledge retrieval technology, with worldwide
                                operations. Additionally, he serves as Chairman
                                and Chief Executive Officer of Auspex Systems,
                                Inc., a public company that is a leading
                                provider of Network Attached Storage Solutions.
                                He is also Chairman and Chief Executive Officer
                                of Accelerated Networks, Inc., a public company
                                providing broadband telecommunications, as well
                                as Director of Calico Commerce Corporation, a
                                publicly traded software company, and Chairman
                                and Chief Executive Officer of Clarent
                                Corporation, a publicly traded broadband
                                telecommunications company. Mr. Sbona is also a
                                frequent speaker on the subject of management of
                                turnarounds and has been a faculty member of the
                                Banking Law Institute and the Bank Lending
                                Institute since 1992. He is also a member of the
                                Institute of Directors.
                                DIRECTOR SINCE: 1999     AGE: 58
                                MEMBER: COMPENSATION COMMITTEE

MIRIAM V. GOLD                  Mrs. Gold has since 1992 been Assistant General
                                Counsel of Ciba Specialty Chemicals Corporation,
                                and its predecessors, Novartis Inc. and
                                Ciba-Geigy Corporation. Her legal practice
                                involves a broad range of matters, including
                                counseling on compliance, antitrust and general
                                business issues. In addition, she was Vice
                                President of Legal & Regulatory Affairs for the
                                Additives Division of Ciba from 1995 to 2001.
                                She is also an adjunct professor at Pace
                                University School of Law, where she teaches a
                                course in In-House Practice, focusing on the
                                unique role of in-house counsel in ensuring that
                                companies are positioned to operate legally and
                                responsibly. Mrs. Gold received her J.D. from
                                New York University School of Law, and her B.A.
                                in American History from Barnard College.
                                DIRECTOR SINCE: 1994      AGE: 52
                                MEMBER: COMPENSATION COMMITTEE

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

MEETINGS AND COMMITTEES. The Board of Directors held sixteen meetings during fiscal 2001. The Board of Directors has an Audit Committee, Compensation Committee, Nominating Committee and Oversight Committee.

The Audit Committee currently consists of Richard C. Spalding, Kevin S. Moore and Jim D. Kever. The Audit Committee recommends the engagement of the Company's independent public accountants, reviews the scope of the audit to be conducted by the independent public accountants, and periodically meets with the independent public accountants and the Chief Financial Officer of the Company to review matters relating to the Company's financial statements, the Company's accounting principles and its system of internal accounting controls, and reports its recommendations as to the approval of the financial statements of the Company to the Board of Directors. The role and responsibilities of the Audit Committee are more fully set forth in a written Charter adopted by the Board. The Audit Committee held four meetings during fiscal 2001.

The Compensation Committee currently consists of Gary J. Sbona, Miriam V. Gold and Kevin S. Moore. The Compensation Committee is responsible for considering and making recommendations to the Board of Directors regarding executive compensation and is responsible for administering the Company's stock option and executive incentive compensation plans. The Compensation Committee held four meetings during fiscal 2001.

The Nominating Committee currently consists of G. Walter Loewenbaum II and Charles W. Hull. The Nominating Committee is responsible for considering and recommending qualified candidates for election to the Board of Directors. The Nominating Committee held one meeting during fiscal 2001.

The Oversight Committee currently consists of Jim D. Kever, Kevin S. Moore and Richard C. Spalding. The Oversight Committee is responsible for reviewing, from time to time, and serving as final authority for all matters related to the Company's dealings, negotiations, contracts, agreements or other relations between the members of the Board of Directors and the Company, including the Company's relationship with Regent Pacific Management Corporation. The Oversight Committee held two meetings during fiscal 2001.

All but one director attended 75% or more of all the meetings of the Board of Directors and those committees on which he or she served in fiscal 2001. Mr. Spalding attended ten of the sixteen Board of Directors meetings and all of the committee meetings on which he served in 2001.

DIRECTORS' COMPENSATION. The Company pays its non-employee directors an annual retainer of $15,000 plus $1,500 for each Board meeting attended either in person or telephonically, and $1,500 for attendance at each committee meeting not held on a day that Board meetings were held. In addition, non-employee directors each receive an annual automatic grant of ten-year options to purchase, at the fair market value of the Common Stock on the date of grant, 10,000 shares of Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The Company has no interlocking relationships involving any of its Compensation Committee members that would be required by the Securities and Exchange Commission (the "SEC") to be reported in this Proxy Statement, and no officer or full-time employee of the Company serves on its Compensation Committee. Mr. Sbona, a member of the Compensation Committee, provides services to the Company as a part-time employee.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

The following table sets forth, as to the Chief Executive Officer and as to each of the other four most highly compensated officers whose compensation exceeded $100,000 during the last fiscal year (the "Named Executive Officers"), information concerning all compensation paid for services to the Company in all capacities for each of the three years ended December 31 indicated below.

                                             ANNUAL COMPENSATION   LONG TERM COMPENSATION
                                             -------------------   ---------------------------
                                                                   NUMBER OF
                             FISCAL YEAR                           SECURITIES   ALL
NAME                         ENDED                                 UNDERLYING   OTHER
PRINCIPAL POSITION(1)        DECEMBER 31    SALARY(3)    BONUS     OPTIONS      COMPENSATION
-------------------------    -----------   ----------  ---------   ----------   --------------
Brian K. Service.........        2001           (3)        --           --           --
  President & Chief              2000           (3)        --           --           --
  Executive Officer              1999           (3)        --           --           --

Charles W. Hull..........        2001      $ 275,000       --         10,000    $ 26,679    (4)
  Executive Vice President       2000      $ 275,000   $ 66,000         --      $  3,518    (5)
  & Chief Technology Officer     1999      $ 275,000   $ 43,000         --      $ 65,012    (6)

E. James Selzer(2) ......        2001      $ 200,000       --         10,000    $  1,662    (5)
  Sr. VP, Global Finance &       2000      $ 108,870     40,000       75,000    $  1,578    (5)
  Administration and             1999        --            --           --           --
  Chief Financial Officer

Martin E. McGough........        2001      $ 240,000       --         10,000    $ 33,762    (7)
  Sr. Vice President of          2000      $ 215,585   $ 58,208       40,000    $ 15,265    (8)
  Development & Quality          1999      $ 171,019   $ 43,000       60,000    $  1,874    (5)

Grant R. Flaharty........        2001      $ 263,077       --         10,000    $  9,941    (9)
  Executive Vice                 2000      $ 213,462   $ 70,442       40,000    $ 36,357    (10)
  President of Global            1999      $ 139,896   $ 43,000       95,000    $  1,641    (5)
  Business Operations

(1) For a description of the employment contracts between certain officers and the Company, see "Employment Contracts," below.

(2)  Mr. Selzer's employment with the Company commenced in April 2000.

(3) Mr. Service was appointed President and Chief Executive Officer of the Company on September 16, 1999. Mr. Service is compensated for his services by Regent Pacific. The Company has an agreement (the "Regent Agreement") with Regent Pacific, pursuant to which Regent Pacific provides the management services of a team of up to three full-time executives, including the chief executive, at an aggregate fee of $45,000 per week. Mr. Service provides services pursuant to the Regent Agreement. Although the Named Executive Officers of the Company do not include the Regent executives, it is likely that such persons would qualify as the most highly compensated officers of the Company if a pro rata portion of the fee paid to Regent Pacific were attributed to them as compensation. Gary J. Sbona, Chairman and Chief Executive Officer of Regent Pacific, also provides services to the Company on a part-time basis pursuant to an employment agreement with the Company and is also currently a member of the Company's Board of Directors. In 1999, as an inducement to Mr. Sbona to provide services as an employee of the Company, the Board of Directors granted to him an option to purchase 350,000 shares of the Company's Common Stock at an exercise price of $6.00 per share. In addition, in 2000 and 2001, the Board of Directors granted to him options to purchase an additional 700,000 shares of the Company's Common Stock at exercise prices of $17.3875 and $12.4280 per share. Mr. Service and Mr. Sbona are principals of Regent Pacific. See "Certain Transactions With Directors and Executive Officers and 5% Stockholders," below for further information regarding the Regent Agreement.


                                     Page 7


(4) Consists of the value of insurance premiums for employer paid group term life insurance and employer matching contributions in 2001 made pursuant to the Company's Section 401(k) plan and loan forgiveness (see "Certain Transactions With Directors and Executive Officers and 5% Stockholders") ($23,671).

(5) Consists of the value of insurance premiums for employer paid group term life insurance and employer matching contributions in 1999, 2000 and 2001 made pursuant to the Company's Section 401(k) plan.

(6) Consists of pay out of vacation pay ($42,308), non-employee Board of Director fees (see "Employment Contracts") ($18,231), the value of insurance premiums for employer paid group term life insurance, and discretionary profit-sharing and employer matching contributions ($4,473).

(7) Consists of the value of insurance premiums for employer paid group term life insurance and employer matching contributions in 2001 made pursuant to the Company's Section 401(k) plan and loan forgiveness and below market interest (see "Certain Transactions With Directors and Executive Officers and 5% Stockholders") ($31,818).

(8) Consists of the value of insurance premiums for employer paid group term life insurance, moving-related expenses totaling $11,510, and employer matching contributions made pursuant to the Company's Section 401(k) plan.

(9) Consists of the value of insurance premiums for employer paid group term life insurance and employer matching contributions in 2001 made pursuant to the Company's Section 401(k) plan and below market interest (see "Certain Transactions With Directors and Executive Officers and 5% Stockholders") ($8,187).

(10) Consists of the value of insurance premiums for employer paid group term life insurance, moving-related expenses totaling $30,658, and employer matching contributions made pursuant to the Company's Section 401(k) plan.

                          OPTION GRANTS IN FISCAL 2001

The following table sets forth certain information regarding the grant of stock options made during fiscal 2001 to the Named Executive Officers.

                                     PERCENT
                                     OF TOTAL
                                     OPTIONS
                                     GRANTED                               POTENTIAL
                      NUMBER OF      TO                                    REALIZABLE VALUE
                      SECURITIES     EMPLOYEES                             AT ASSUMED
                      UNDERLYING     IN          EXERCISE                  RATE OF STOCK PRICE
                      OPTIONS        FISCAL      OR BASE      EXPIRATION   APPRECIATION FOR
NAME                  GRANTED        YEAR(2)     PRICE(3)     DATE         OPTION TERM(4)
--------------------- -------------- ---------   ----------   ---------    ---------- ---------
                                                                              5%        10%
                                                                           ---------- ---------
Brian K. Service.....        --            --           --                       --         --
Charles W. Hull......    10,000  (1)     0.8%     $12.5938     2/28/11      $79,202   $200,713
E. James Selzer......    10,000  (1)     0.8%     $12.5938     2/28/11      $79,202   $200,713
Martin E. McGough....    10,000  (1)     0.8%     $12.5938     2/28/11      $79,202   $200,713
Grant R. Flaharty....    10,000  (1)     0.8%     $12.5938     2/28/11      $79,202   $200,713

(1) These option grants vest in four equal annual installments of 25% each commencing on the first anniversary from the date of the grant and were granted for a term of 10 years.

(2) Options covering an aggregate of 1,280,893 shares were granted to employees during fiscal 2001.

(3) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions.

(4) The potential realizable value is based on the assumption that the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These amounts are calculated pursuant to applicable requirements of the SEC and do not represent a forecast of the future appreciation of the Common Stock.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

The following table sets forth, for each of the Named Executive Officers, certain information regarding the exercise of stock options during fiscal 2001, the number of shares of Common Stock underlying stock options held at fiscal year-end and the value of options held at fiscal year-end based upon the last reported sales price of the Common Stock on The Nasdaq National Market on December 31, 2001 ($14.25 per share).

                                                  NUMBER OF SECURITIES
                         SHARES                   UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                         ACQUIRED                 OPTIONS AT                       IN-THE-MONEY OPTIONS AT
                         ON           VALUE       DECEMBER 31, 2001                DECEMBER 31, 2001
NAME                     EXERCISE     REALIZED    EXERCISABLE    UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
----                     ---------    ---------   -----------    -------------     -----------   -------------
Brian K. Service........      --          --              --               --              --              --
Charles W. Hull.........      --          --         110,000           10,000        $300,000         $16,562
E. James Selzer.........      --          --          38,750           46,250        $152,578        $159,296
Martin E. McGough.......      --          --         101,250           73,750        $696,875        $438,436
Grant R. Flaharty.......      --          --          92,000           83,000        $702,500        $514,686

EMPLOYMENT CONTRACTS

The Company has entered into employment contracts with the following Named Executive Officers.

The Company and Mr. Hull entered into an employment agreement in April 1994, pursuant to which Mr. Hull served as President and Chief Operating Officer of both the Company and 3D Inc until April 1997, at which time Mr. Hull was appointed Vice Chairman and Chief Technology Officer of the Company. Pursuant to the agreement, Mr. Hull's initial base salary was $200,000 per year, subject to increase at the discretion of the Board of Directors. Effective November 7, 1994, January 1, 1996, February 1, 1997, and January 1, 1998, the Board of Directors increased Mr. Hull's base salary to $235,000, $250,000, $262,500 and $275,000, respectively. In addition to standard benefits, Mr. Hull is eligible to participate in the Executive Incentive Compensation Plan. Mr. Hull's employment agreement also permits Mr. Hull, at any time during his employment term, to terminate his duties under the agreement and elect to become a consultant to the Company. Effective February 28, 1999, Mr. Hull terminated his duties under the agreement and Mr. Hull, the Company and 3D Inc entered into a four-year consulting agreement. Mr. Hull's duties pursuant to the agreement included consulting with the Board of Directors and officers of the Company concerning those aspects of the business with which Mr. Hull previously had been concerned. As compensation for Mr. Hull's consulting services, the Company paid Mr. Hull at an annual rate of $275,000 for the period March 1999 through May 1999. In June 1999, Mr. Hull rejoined the Company as Chief Technology Officer at a base salary of $275,000. Effective May 3, 2000, Mr. Hull was promoted to Executive Vice President and member of the Office of the Chief Executive Officer; he continues his duties as Chief Technology Officer. All of the stock options granted to Mr. Hull and unexercised as of the date of the consulting agreement continued in force during the consulting term and are continued under his new employment arrangement.

Effective January 7, 1997, the Company entered into an employment agreement with Martin E. McGough, pursuant to which Mr. McGough was appointed to serve as Vice President, Worldwide Operations. The agreement provides for an annual base salary of $171,000 and eligibility to participate in the Executive Incentive Compensation Plan. Effective May 3, 2000, Mr. McGough was promoted to Senior Vice President, Operations and Development and his base salary was increased to $240,000. On January 21, 2002, Mr. McGough was promoted to Sr. Vice President of Development & Quality. Mr. McGough is eligible to participate in the Executive Incentive Compensation Plan. Mr. McGough is an "at will" employee; however, if the Company terminates Mr. McGough's employment without just cause, the Company shall pay to Mr. McGough an amount equal to one-year's base salary. See also "Certain Transactions With Directors and Executive Officers and 5% Stockholders."

Effective September 17, 1999, the Company entered into an employment agreement with Grant R. Flaharty, pursuant to which Mr. Flaharty was appointed to serve as Vice President, General Manager Europe. The agreement provides for an annual base salary of $165,000 and eligibility to participate in the Executive Incentive Compensation Plan. Effective May 3, 2000, Mr. Flaharty was promoted to Senior Vice President, Worldwide Sales and Marketing and his base salary was increased to $240,000. Effective January 2001, Mr. Flaharty's duties included worldwide field service as well. On March 19, 2001, Mr. Flaharty's salary was increased to $270,000. On December 15, 2001, Mr. Flaharty was promoted to Executive Vice President of Global Business Operations, and on February 2, 2002, his salary was increased to $290,000. Mr. Flaharty is eligible to participate in the Executive Incentive Compensation Plan. Mr. Flaharty is an "at will" employee. See also "Certain Transactions With Directors and Executive Officers and 5% Stockholders."

Effective April 1, 2000, the Company entered into an employment agreement with
E. James Selzer, pursuant to which Mr. Selzer served as Chief Financial Officer and Vice President, Finance with a base salary of $200,000. On December 15, 2001, Mr. Selzer was promoted to Senior Vice President, Global Finance & Administration and Chief Financial Officer, and his salary was increased to $240,000. Mr. Selzer is eligible to participate in the Executive Incentive Compensation Plan. Mr. Selzer is an "at will" employee.

Effective September 9, 1999, the Company entered into an agreement with Regent Pacific for the provision of executive management services. See "Certain Transactions With Directors and Executive Officers and 5% Stockholders."

STOCK INCENTIVE PLANS

In addition to the 1989 Employee and Director Plan, the 1996 Stock Incentive Plan, the 1996 Non-Employee Directors' Stock Option Plan and the 1998 Employee Stock Purchase Plan (each as discussed in this Proxy Statement), the Company has in effect the 2001 Stock Option Plan (the "2001 Plan"). The purpose of the 2001 Plan is to advance the interests of the Company and its stockholders by strengthening the Company's and its subsidiaries' ability to obtain and retain the services of the types of non-officer employees who will contribute to the Company's long term success and to provide incentives which are linked directly to increases in stock value which will inure to the benefit of all stockholders of the Company. At the date of this Proxy Statement, options to purchase 193,300 shares of Common Stock underlying the 2001 Plan have been granted. Subject to adjustment for stock splits, stock dividends and other similar events, the total number of shares of Common Stock reserved for issuance under the 2001 Plan is 500,000 shares.

The 2001 Plan currently is administered by the Compensation Committee and the Chief Executive Officer of the Company. The 2001 Plan provides that options may be granted only to non-officer employees who are designated as eligible persons by the Chief Executive Officer. The Chief Executive Officer will determine the persons to be selected as optionees, the terms of vesting of options and the number of shares of Common Stock to be subject to each option. The type of awards to be granted under this plan are limited to stock options, which will be non-statutory options.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee is charged with the responsibility of administering all aspects of the Company's executive compensation programs. The committee, which currently is comprised of two independent, non-employee Directors and one employee Director, also grants all stock options and otherwise administers the Company's 1989 Employee and Director Plan (the "1989 Plan"), the 1996 Stock Incentive Plan (the "1996 Plan"), the 1996 Non-Employee Directors' Stock Option Plan (the "Director Plan"), the 2001 Stock Option Plan (the "2001 Plan") and the 1998 Employee Stock Purchase Plan. No further options will be granted under the 1989 Plan as it expired on May 9, 1999. Following review and approval by the committee, determinations pertaining to executive compensation are submitted to the full Board for approval. In connection with its deliberations, the committee seeks, and is significantly influenced by, the views of the Chief Executive Officer with respect to appropriate compensation levels of the other officers.

     TOTAL COMPENSATION. It is the philosophy of the committee that executive compensation should be structured to provide an appropriate relationship between executive compensation and performance of the Company and the share price of the Common Stock, as well as to attract, motivate and retain executives of outstanding abilities and experience. The principal elements of total compensation paid to executives of the Company are as follows:

     BASE SALARY. Base salaries are negotiated at the commencement of an executive's employment with the Company or upon renewal of his or her employment agreement, and are designed to reflect the position, duties and responsibilities of each executive officer, the cost of living in the area in which the officer is located, and the market for base salaries of similarly situated executives at other companies engaged in businesses similar to that of the Company. Base salaries may be annually adjusted in the sole discretion of the committee to reflect changes in any of the foregoing factors.

     STOCK INCENTIVE PLAN OPTIONS AND AWARDS. Under the 1996 Plan, the committee is authorized to grant any type of award which might involve the issuance of shares of Common Stock, options, warrants, convertible securities, stock appreciation rights or similar rights or any other securities or benefits with a value derived from the value of the Common Stock. The number of options granted to an individual is based upon a number of factors, including his or her position, salary and performance, and the overall performance and stock price of the Company.

     Under the 2001 Plan, the committee and the Chief Executive Officer are authorized to grant non-qualified stock options (options that are not intended to satisfy Section 422 of the Internal Revenue Code of 1986, as amended) to purchase shares of Common Stock of the Company. The number of options granted to an individual is based upon a number of factors, including his or her position, salary and performance, and the overall performance and stock price of the Company. Officers of the Company, including members of the Board of Directors who are officers, are not eligible for stock option grants under the 2001 Plan.

     ANNUAL INCENTIVES. The committee believes that executive compensation should be determined with specific reference to the Company's overall performance and goals, as well as the performance and goals of the division or function over which each individual executive has primary responsibility. In this regard, the committee considers both quantitative and qualitative factors. Quantitative items used by the committee in analyzing the Company's performance include sales and sales growth, results of operations and an analysis of actual levels of operating results and sales to budgeted amounts. Qualitative factors include the committee's assessment of such matters as the enhancement of the Company's image and reputation, expansion into new markets, and the development and success of new products and new marketing programs. No cash bonuses were paid to executives for the year 2001.

     The committee has approved the 3D Systems Corporation Executive Incentive Compensation Plan (the "2002 Incentive Plan"). Under the 2002 Incentive Plan, executive officers, other than officers whose compensation is paid by Regent Pacific (See "Certain Transactions With Directors and Executive Officers and 5% Stockholders") are eligible to receive an annual cash incentive award based, in part, upon the attainment of specified levels of earnings and revenue by the Company as determined by the committee at the beginning of the fiscal year, and individual non-financial objectives which are designed to measure each executive's overall contribution to the Company and the particular division over which he or she is assigned supervisory responsibility. The Chief Executive Officer establishes the non-financial objectives each other executive must attain based upon the overall performance goals of the Company.

     Under the 2002 Incentive Plan, the committee has established the maximum bonus, as a percentage of base salary, attainable by each participating executive on the basis of the financial performance of the Company and the attainment of non-financial objectives by the officer. No bonuses will be paid unless the Company achieves a threshold earnings level established by the committee.

     The committee attributes various weights to the qualitative factors discussed above based upon their perceived relative importance to the Company at the time compensation determinations are made. Each executive's performance is evaluated with respect to each of these factors, and compensation levels are determined based on each executive's overall performance.

     Each participant is eligible for a range of awards based upon attaining or exceeding the earnings and revenue objectives and attainment of non-financial objectives. The 2002 Incentive Plan permits the committee to adjust targets or performance results to reflect unusual items that it determines to be extraordinary or non-recurring.

     EXECUTIVE LONG-TERM STOCK INCENTIVE PLAN. The committee also adopted under the 1996 Plan a stock-based, long-term incentive plan for executive officers. Under this plan, the Company made loans of $60,000 to executive officers of the Company for the purpose of purchasing shares of Common Stock from the Company at the fair market value of the Common Stock at the time of purchase. The plan calls for the loans to be forgiven, in whole or in part, if certain profitability targets are met. The purpose of this plan was to align more closely officer interests with stockholder interests by promoting long-term holdings in the Company's Common Stock, thus increasing stockholder value. See "Certain Transactions With Directors and Executive Officers and 5% Stockholders."

     1998 EMPLOYEE STOCK PURCHASE PLAN. The Company also provides, under the 1998 Employee Stock Purchase Plan, an opportunity for substantially all of its employees to purchase Common Stock at a modest discount to the market price. Pursuant to this plan, employees may allocate annually up to the lesser of $25,000 or 10% of their regular compensation for the purchase of shares of Common Stock.

     DETERMINATION OF CHIEF EXECUTIVE OFFICER'S COMPENSATION. On September 9, 1999 the Company and Regent Pacific executed an agreement (the "Regent Agreement") pursuant to which Regent Pacific agreed to provide a team of executives, including Brian K. Service, to the Company for a term of 12 months. On September 16, 1999 the Board of Directors appointed Mr. Service President and Chief Executive Officer. Pursuant to the Regent Agreement, the Company pays Regent Pacific $45,000 per week for the services of Mr. Service and certain other executives; it had a one-year term and, on August 8, 2000 and October 30, 2001 was extended for additional one-year terms. Mr. Service is compensated for his services by Regent Pacific. The Company makes no payments, other than reimbursement for expenses, directly to Mr. Service. The Oversight Committee, a committee consisting solely of independent directors, determines the compensation paid to Regent Pacific. Mr. Sbona is not a member of the Oversight Committee.

     The committee intends to continue its policy of linking executive compensation with maximizing stockholder returns and corporate performance to the extent possible through the programs described above.

     OMNIBUS BUDGET RECONCILIATION ACT IMPLICATIONS FOR EXECUTIVE COMPENSATION. Effective January 1, 1994, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), a public company generally will not be entitled to a deduction for non-performance-based compensation paid to certain executive officers to the extent such compensation exceeds $1.0 million. Special rules apply for "performance-based" compensation, including the approval of the performance goals by the stockholders of the Company.

     All compensation paid to the Company's employees in fiscal 2001 will be fully deductible. With respect to compensation to be paid to executives in 2002 and future years, in certain instances such compensation may exceed $1.0 million. However, in order to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible.


                                                Compensation Committee

                                                      Gary J. Sbona
                                                     Miriam V. Gold
                                                     Kevin S. Moore

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors, the majority of which consists of independent directors (as that term is defined in Rule 4200(a)(14) of the National Association of Securities Dealers' Marketplace Rules), has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of the Company's financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board, which is attached as Appendix "C" to this Proxy Statement. The Audit Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval.

The Audit Committee is responsible for overseeing the Company's overall financial reporting process. In fulfilling its responsibilities for the financial statements for fiscal year 2001, the Audit Committee:

     - Reviewed and discussed the audited financial statements for the year ended December 31, 2001 with management and Deloitte & Touche, LLP ("D&T"), the Company's independent auditors;

     - Discussed with D&T the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

     - Received written disclosures and the letter from D&T regarding its independence as required by Independence Standards Board Standard No.
          1. The Audit Committee discussed with D&T their independence.

The Audit Committee also considered the status of pending litigation and other areas of oversight relating to the financial reporting and audit process that the Committee determined appropriate.

In connection with its audits of the Company's financial statements as of December 31, 2001 and 2000, there were no disagreements between the Company and D&T on any matter of accounting principles or practices, financial statement disclosure, or audit scope and procedure, which disagreement, if not resolved to the satisfaction of D&T, would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

During each of the two fiscal years ended December 31, 2001 and 2000 there have been no reportable events as defined in Regulation S-K Item 304(a)(1)(v).

AUDIT FEES

     The aggregate fees billed by D&T for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001, were $241,150.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     No fees were billed by D&T for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

ALL OTHER FEES

     The aggregate fees billed by D&T for services rendered to the Company other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 31, 2001, were $258,431.

     The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence.

Based on the Audit Committee's review of the audited financial statements and discussions with management and D&T, the Audit Committee recommended to the Board that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the SEC.

                                           Audit Committee

                                               Richard C. Spalding
                                               Kevin S. Moore
                                               Jim D. Kever

PERFORMANCE GRAPH

The following graph sets forth the percentage change in cumulative total stockholder return of the Common Stock during the five-year period from December 31, 1996 to December 31, 2001, compared with the cumulative returns of the NASDAQ Stock Market (U.S. Companies) Index and the Index for S & P Technology Sector. The Comparison assumes $100 was invested on December 31, 1996 in the Common Stock and in each of the foregoing indices. The stock price performance on the following graph is not necessarily indicative of future stock price performance.


                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                         AMONG 3D SYSTEMS CORPORATION,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                     AND THE S & P TECHNOLOGY SECTOR INDEX



                               [GRAPHIC OMITTED]



*100 invested on 12/31/96 in stock or index-including reinvestment of dividends. Fiscal year ended December 31.

CERTAIN TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS AND 5% STOCKHOLDERS

Except as disclosed in this Proxy Statement, neither the nominees for election as directors of the Company, the directors or senior officers of the Company, nor any stockholder owning more than five percent of the issued shares of the Company, nor any of their respective associates or affiliates, had any material interest, direct or indirect, in any material transaction to which the Company was a party during fiscal 2001, or which is presently proposed.

See "Employment Contracts" for a summary of employment agreements with certain of the Company's executive officers.

Effective May 3, 2000, Martin E. McGough was promoted to Senior Vice President, Operations and Development and transferred from Grand Junction, Colorado to Valencia, California. In connection with his relocation, Mr. McGough was given a relocation package to cover the costs of the move. The relocation package includes full reimbursement for the cost of moving his family and his personal effects, as well as a moving facilitation loan in the amount of $100,000. The loan is interest-free (the benefit of the below-market interest rate is included in Mr. McGough's compensation) and is repaid through bi-weekly payroll deductions over a 5-year period.

Effective May 3, 2000, Grant R. Flaharty was promoted to Senior Vice President, Worldwide Sales and Marketing and was transferred from Grand Junction, Colorado to Valencia, California. In connection with his relocation, Mr. Flaharty was given a relocation package to cover the costs of the move. The relocation package includes full reimbursement for the cost of moving his family and his personal effects, as well as a moving facilitation loan in the amount of $100,000. The loan is interest-free (the benefit of the below-market interest rate is included in Mr. Flaharty's compensation) and is repaid through bi-weekly payroll deductions over a 5-year period.

On September 9, 1999, the Company and Regent Pacific Management Corporation ("Regent Pacific") executed an agreement (the "Regent Agreement") pursuant to which Regent Pacific agreed to provide certain key management employees' services to the Company at a fee of $45,000 per week, including the services of Mr. Service, as President and Chief Executive Officer, and up to two other Regent Pacific personnel as part of the Company's management team. The Regent Agreement also provides that Gary J. Sbona, Chairman and Chief Executive Officer of Regent Pacific, join the Company's Board of Directors. The Agreement had a one-year term and, on August 8, 2000 was extended for an additional one-year term, and provides for the availability of up to two additional executives to provide management services on an as needed basis, beginning as of February 12, 2000. The Agreement was again extended on October 30, 2001 for an additional one-year term under the same terms as the previous extension. The Agreement also requires that the Company provide Director & Officer insurance for Messrs. Sbona and Service.

Simultaneously with the execution of the Regent Agreement, the Company entered into an employment agreement with Gary J. Sbona. As an inducement to Mr. Sbona to provide services as a part-time employee of the Company, the Board of Directors granted to him an option to purchase 350,000 shares of the Company's Common Stock at an exercise price of $6.00 per share. The shares subject to such option were earned on a monthly basis during the 12-month period ending on September 9, 2000 and vest over a three (3) year period, subject to the Regent Pacific management team continuing their services to the Company; provided, however, that the earned portion of the option would vest entirely upon certain change of control transactions or upon termination of the Regent Agreement without cause. On August 8, 2000 the Oversight Committee of the Board extended Mr. Sbona's Employment Agreement for an additional year and authorized the grant of an additional 350,000 shares to Mr. Sbona at an exercise price of $17.3875 per share. The shares subject to this option are earned and vest on the same basis as the shares granted in 1999. On October 30, 2001, the Oversight Committee of the Board extended Mr. Sbona's Employment Agreement for an additional year and authorized the grant of an additional 350,000 shares to Mr. Sbona at an exercise price of $12.4280.

On May 1, 1999, the Company entered into an employment agreement with G. Walter Loewenbaum II, Chairman of the Board of Directors, whereby Mr. Loewenbaum agreed to provide part-time services to the Company in the area of strategic direction in exchange for $10,000 per month and an option to purchase 150,000 shares of the Company's Common Stock at a price of $6.6125 per share. The options vested on January 1, 2000. The original term of the agreement was for six (6) months. On December 20, 1999, the Board voted, with Mr. Loewenbaum abstaining, to change Mr. Loewenbaum's status to "at-will" employee and to extend the agreement until terminated by the Board or Mr. Loewenbaum. On August 8, 2000 the Oversight Committee of the Board voted to increase Mr. Loewenbaum's monthly compensation to $15,000. On February 12, 2002, the Oversight Committee awarded Mr. Loewenbaum an option to purchase an additional 75,000 shares of the Company's Common Stock at a price of $11.75 per share. These options vest in equal annual installments over a three-year period.

During 2001, the Company used Mr. Loewenbaum's fractional share interest in a corporate airplane for trips to and from the Company's locations in Valencia, Grand Junction and Austin. In addition, the airplane was used by Mr. Loewenbaum for trips to the Company's Board meetings. The total amount paid to Mr. Loewenbaum during 2001 for this use was $71,503.

In June 2000, the Company entered into a distribution agreement for ThermoJet printers with 3 D Solid Solutions LP ("3DSS"), a partnership in which Mr. Loewenbaum is a partner. As of December 31, 2001, Solid Imaging Technologies, LLC, of which Mr. Loewenbaum is the sole member, was the general partner of 3DSS. In addition, Mr. Loewenbaum also had both direct and indirect limited partnership interest in 3DSS. As of December 31, 2001, 3DSS owed $117,819 to the Company for the purchase of five printers plus materials and maintenance.

In January 1998, the Company adopted under the 1996 Plan the Executive Long-Term Stock Incentive Plan pursuant to which the Company offered loans to its executive officers of up to $60,000 to purchase shares of the Common Stock underlying the 1996 Plan. Charles Hull and Martin McGough each executed a promissory note for the principal amount of $60,000 that bears interest at the rate of 6% per annum. The notes are secured by the shares of Common Stock purchased. Subject to certain forgiveness provisions set forth below, all principal and accrued interest outstanding under the notes becomes due and payable upon the earlier to occur of (i) a sale, transfer or other disposition of the shares of Common Stock securing the note; (ii) the termination of the executive's employment with the Company; (iii) the fifth anniversary of the execution of the note; (iv) the sale, lease or other disposition of all or substantially all of the Company's assets to a single purchaser or group of related purchasers; (v) the sale, lease or other disposition, in one transaction or a series of related transactions of the majority of the Company's outstanding capital stock; or (vi) the merger or consolidation of the Company into or with another corporation in which the stockholders of the Company will own less than 50% of the voting securities of the surviving corporation. If during a fiscal year ending before January 1, 2004, the Company reports earnings per share of:
(a) at least $0.50 per share but less than $1.00 per share, the Company will forgive 1/3 of the original principal amount of the note, or such smaller amount of principal then outstanding, together with all of the interest accrued on such amount; (b) at least $1.00 per share but less than $1.50 per share, the Company will forgive 2/3 of the original principal amount of the note, or such smaller amount of principal then outstanding, together with all of the interest accrued on such amount; or (c) at least $1.50 per share, the Company will forgive the entire original principal amount of the note, or such smaller amount of principal then outstanding, together with all interest accrued on such amount; provided, however, that the provisions of clauses (a) and (b) of this sentence shall be applicable to each executive officer only one time. For the fiscal year ended December 31, 2000 the Company earned $0.63 per fully-diluted share; therefore, $20,000 of the principal amount of Mr. McGough's and Mr. Hull's loans have been forgiven together with $3,671 of interest.

Pursuant to a July 1990 Distribution Agreement with Vantico, Inc., successor to Ciba Specialty Chemicals, Inc., and subject to conditions set forth in the agreement, the Company has been Vantico's exclusive distributor (except in Japan) of all photopolymers manufactured by Vantico for use in stereolithography. The Company purchased from Vantico resins valued at approximately $11.6 million during fiscal 2001. Pursuant to a Settlement Agreement and Mutual General Releases dated March 19, 2002, the Distribution Agreement with Vantico will terminate on April 22, 2002. In connection with the Settlement Agreement, Vantico has agreed to pay the Company $22,000,000 either in cash or by transferring to the Company 1,550,000 shares of the Company's stock. Should Vantico decide to make the payment sooner than April 22, 2002, the Distribution Agreement will terminate within five (5) days of Vantico's notice to the Company of the intent to accelerate the payment. A related Research and Development Agreement will terminate at the same time.

In 1990, 3D Inc acquired the patents for stereolithography technology from UVP, Inc. ("UVP") in exchange for $9,075,000, $500,000 of which was paid in cash and $350,000 by certain offsets. The balance of the purchase price ($8,225,000) is payable based upon sales of stereolithography systems and licensing of the patents and subject to certain conditions. For further information with respect to this matter, see "Note 6(b) of Notes to Consolidated Financial Statements," which appears in the Company's Annual Report filed on Form 10-K, which accompanies this Proxy Statement. Pursuant to a 1987 contract between UVP and Charles W. Hull, a director of the Company, Mr. Hull is entitled to receive from UVP, with respect to his prior relationship with UVP, an amount equal to 10% of all royalties or other amounts received by UVP with respect to the patents, but only after recoupment of certain expenses by UVP. To date, Mr. Hull has received $575,726 from UVP under that contract.

In December 2001, we sold $10.0 million aggregate principal amount of 7% convertible subordinated debentures. Messrs. Wally Loewenbaum and Jim Kever purchased an aggregate of $1,000,000 (of which $300,000 is held by Mr. Loewenbaum's IRA, $275,000 is held by the Elizabeth Scott Loewenbaum 1993 Trust, $275,000 is held by Anna Willis Loewenbaum 1993 Trust, $60,000 is held by Lillian Shaw Loewenbaum Trust, and $90,000 is held by the Loewenbaum 1992 Trust) and $350,000 (includes $100,000 held in trust for the benefit of Mr. Kever's minor children with respect to which Mr. Kever disclaims beneficial ownership) of the debentures, respectively. The debentures are immediately convertible at the option of the holder at a conversion price of $12.00 per share. Mr. Lowenbaum is the Chairman of our Board of Directors and Mr. Kever serves as a member on our Board of Directors.

The Board believes, based on its reasonable judgment, but without further investigation, that the terms of each of the foregoing transactions or arrangements between the Company on the one hand and the affiliates, officers, directors or stockholders of the Company which were parties to such transactions on the other hand, were, on an overall basis, at least as favorable to the Company as could then have been obtained from unrelated parties.

PRINCIPAL STOCKHOLDERS

The following table sets forth as of February 28, 2002, unless otherwise indicated, certain information relating to the ownership of Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock (13,131,660 shares), (ii) each of the Company's directors, (iii) each of the Named Executive Officers, and (iv) all of the Company's executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each such person has the sole voting and investment power with respect to the shares owned. The address of each person listed is in care of the Company, 26081 Avenue Hall, Valencia, California 91355, unless otherwise set forth below such person's name.

                                                           Number of Shares
                                                           of
                                                           Common Stock
                                                           Beneficially
Name and Address                                           Owned (1)               Percent (1)
--------------------------------------------------------   ------------------      -----------
DIRECTORS:
G. Walter Loewenbaum II.................................       1,099,393  (2)           8.37
Brian K. Service........................................           1,300                   *
Kevin S. Moore..........................................         938,874  (3)           7.15
Charles W. Hull.........................................         573,630  (4)           4.37
Jim D. Kever............................................          71,667  (5)              *
Miriam V. Gold..........................................          36,966  (6)              *
Gary J. Sbona...........................................         233,333  (7)           1.78
Richard C. Spalding.....................................             507                   *

NON-DIRECTOR NAMED EXECUTIVE OFFICERS:
Grant R. Flaharty.......................................         102,367  (8)              *
E. James Selzer.........................................          63,179  (9)              *
Martin E. McGough.......................................         121,089  (10)             *

5% HOLDERS:
Vantico International, S.A..............................       1,725,366  (11)         13.14
  281 Fields Lane, Brewster, NY  10509

The Clark Estates, Inc..................................         933,272  (3)           7.11
  30 Wall Street, New York, NY 10005

St. Denis J. Villere & Company..........................       1,073,014  (12)          8.17
  210 Baronne Street, Suite 808, New Orleans, LA  70112

Daruma Asset Management, Inc............................       1,193,600  (13)          9.09
  60 East 42nd Street, Suite 1111, New York, NY  10165

Directors and officers as a group (12 persons)..........       3,258,775  (14)         24.82

*     Less than one percent.

(1) Under Rule 13d-3, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at February 28, 2002.

(2) Includes (a) 45,000 shares held in the name of Lillian Shaw Loewenbaum, Mr. Loewenbaum's wife, (b) 54,498 shares held in the name of the Loewenbaum 1992 Trust for which Mr. and Mrs. Loewenbaum serve as trustees, (c) 150,000 shares held in the name of the Guaranty & Trust Co ttee fbo G. Walter Loewenbaum, Mr.


                                    Page 20


     Loewenbaum's pension plan, (d) 72,065 shares held in the name of The Waterproof Partnership LTD for which Mr. and Mrs. Loewenbaum serve as the general partners and as certain of the limited partners, (e) 16,594 shares held in the name of the Anna Loewenbaum 1992 Trust for which Mr. and Mrs. Loewenbaum serve as trustees, (f) 16,594 shares held in the name of the Elizabeth Loewenbaum 1992 Trust for which Mr. and Mrs. Loewenbaum serve as trustees, (g) 150,000 shares of Common Stock reserved for issuance upon exercise of stock options, which are or will become exercisable on or prior to April 30, 2001, (h) 83,333 shares issuable on conversion of convertible debentures, and (i) 29,614 shares owned by Mr. Loewenbaum's children with respect to which Mr. Loewenbaum disclaims beneficial ownership.

(3) The stock owned by Mr. Moore includes 933,272 shares owned by The Clark Estates with respect to which Mr. Moore disclaims beneficial ownership.

(4) Includes (a) 409,344 shares of Common Stock held in the Charles William Hull and Charlene Antoinette Hull 1992 Revocable Living Trust for which Mr. and Mrs. Hull serve as trustees and (b) 77,500 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to April 30, 2002.

(5) Includes (a) 30,000 shares of Common Stock reserved for issuance upon exercise of stock options, which are or will become exercisable on or prior to April 30, 2002, and (b) 29,167 shares issuable on conversion of convertible debentures (8,333 of which relate to debentures owned by a trust for the benefit of Mr. Kever's minor children, with respect to which Mr. Kever disclaims beneficial ownership). Also includes 1,000 shares of Common Stock held in trust for the benefit of Mr. Kever's minor children, with respect to which Mr. Kever disclaims beneficial ownership.

(6) Includes 36,966 shares of Common Stock reserved for issuance upon exercise of stock options, which are or will become exercisable on or prior to April 30, 2002.

(7) Includes 233,333 shares of Common Stock reserved for issuance upon exercise of stock options that are or will become exercisable on or prior to April 30, 2002.

(8) Includes 94,500 shares of Common Stock reserved for issuance upon exercise of stock options, which are or will become exercisable on or prior to April 30, 2002.

(9) Includes 60,000 shares of Common Stock reserved for issuance upon exercise of stock options, which are or will become exercisable on or prior to April 30, 2002.

(10) Includes 107,500 shares of Common Stock reserved for issuance upon exercise of stock options, which are or will become exercisable on or prior to April 30, 2002.

(11) Represents shares of Common Stock held by Vantico International S.A., which is a subsidiary of Vantico Group S.A. and of the ultimate parent corporation, Vantico Holding S.A. Each of Vantico International S.A., Vantico Group S.A. and Vantico Holding S.A. share the power to vote or direct the vote of these shares and share the power to dispose or direct the disposition of these shares. All information regarding the beneficial ownership of these securities by each of Vantico International S.A., Vantico Group S.A. and Vantico Holding S.A. is taken exclusively from a Form 13G filed by these entities on December 26, 2000.

(12) St. Denis J. Villere & Company ("Villere") is a Louisiana Partnership in commendam, an investment advisor registered under the Investment Advisors Act of 1940. As of December 31, 2001, Villere was deemed to have or share voting or dispositive power over, and therefore to own beneficially 1,073,014 shares. Of that amount, Villere has sole voting and dispositive power over 106,133 shares and shared voting and dispositive power over 966,881 shares. All information regarding the beneficial ownership of Company securities by Villere is taken exclusively from a Form 13G filed by Villere on February 1, 2001.

(13) Daruma Asset Management, Inc. is a an investment advisor registered under the Investment Advisors Act of 1940. These securities are beneficially owned by one or more investment advisory clients whose accounts are managed by Daruma Asset Management, Inc. ("Daruma"). Investment advisory clients of Daruma have the right to receive dividends from, as well as the proceeds from, the sale of these securities. The investment advisory contracts relating to such accounts grant to Daruma sole investment


                                    Page 21


     and/or voting power over the securities owned by such accounts. Therefore, Daruma may be deemed to be the beneficial owner of these securities for purposes of Rule 13d-3 ("Rule 13d-3") under the Securities Act of 1934 (the "1934 Act"). Mariko O. Gordon (the "Principal Shareholder") owns in excess of 50% of the outstanding voting stock and is the president of Daruma. The Principal Shareholder may be deemed to be the beneficial owner of securities held by persons and entities advised by Daruma for purposes of Rule 13d-3. Daruma and the Principal Shareholder each disclaim beneficial ownership in any of these securities. Daruma and the Principal Shareholder are of the view that they are not acting as a "group" for purposes of
     Section 13(d) under the 1934 Act and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities held by any of them or by any persons or entities advised by Daruma. All information regarding the beneficial ownership of Company securities by Daruma is taken exclusively from a Form 13G filed by Daruma on January 29, 2002.

(14) Includes 811,602 shares of Common Stock reserved for issuance upon exercise of stock options that are or will become exercisable on or prior to April 30, 2002 and 104,167 shares issuable upon conversion of the convertible debentures.


The information as to shares beneficially owned has been individually furnished by the respective directors, Named Executive Officers, and other stockholders of the Company, or taken from documents filed with the SEC.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater-than-ten percent stockholders are required by SEC regulations to furnish the Company with all Section 16(a) forms they file. Based solely on its review of the copies of the forms received by it and written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that, during the year ended December 31, 2001, all of the Company's executive officers, directors and greater-than-ten percent stockholders complied with all Section 16(a) filing requirements.


STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the 2003 Annual Meeting of Stockholders for inclusion in the Company's Proxy Statement and Proxy form relating to such Annual Meeting must submit such proposal to the Company at its principal executive offices by December 13, 2002.


INDEPENDENT PUBLIC ACCOUNTANTS

Deloitte and Touche, LLP, independent public accountants, were selected by the Board of Directors to serve as independent public accountants of the Company for fiscal 2001 and have been selected by the Board of Directors to serve as independent public accountants for fiscal 2002.


SOLICITATION OF PROXIES

It is expected that the solicitation of Proxies will be by mail. The cost of solicitation by management will be borne by the Company. The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable disbursements in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors and officers, without additional compensation, personally or by mail, telephone, telegram or otherwise.

ANNUAL REPORT ON FORM 10-K

THE COMPANY'S ANNUAL REPORT ON FORM 10-K, WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2001, WILL BE MADE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, 3D SYSTEMS, 26081 AVENUE HALL, VALENCIA, CALIFORNIA 91355.

                                       ON BEHALF OF THE BOARD OF DIRECTORS

                                       Karen M. Shotting
                                       GENERAL COUNSEL AND CORPORATE SECRETARY



26081 Avenue Hall
Valencia, California  91355
April 12, 2002

                             3D SYSTEMS CORPORATION
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

     The undersigned, a stockholder of 3D SYSTEMS CORPORATION, a Delaware corporation (the "Company"), hereby appoints Brian K. Service and E. James Selzer, and each of them, as the proxies of the undersigned, with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company, to be held on May 14, 2002, and any postponements or adjournments thereof, and in connection herewith, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote, as follows:

The Board of Directors recommends a WITH vote on Proposal 1.

1.   ELECTION OF CLASS III DIRECTORS, as provided in the Company's Proxy
     Statement:

        ___ WITH   ___ WITHOUT  Authority to vote for the nominees listed below.

     (INSTRUCTIONS: TO WITHHOLD AUTHORITY FOR THE NOMINEES, LINE THROUGH OR OTHERWISE STRIKE OUT NAMES BELOW)

        Charles W. Hull            Brian K. Service             Kevin S. Moore


     The undersigned hereby revokes any other proxy to vote at such Meeting, and hereby ratifies and confirms all that said proxy may lawfully do by virtue hereof. WITH RESPECT TO SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF, SAID PROXY IS AUTHORIZED TO VOTE IN ACCORDANCE WITH ITS BEST JUDGMENT.

     This Proxy will be voted in accordance with the instructions set forth above. THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF THE CLASS III DIRECTORS NAMED, AND AS SAID PROXY SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING, UNLESS OTHERWISE DIRECTED.

     The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated April 12, 2002 relating to the Meeting.

           ___________________________________ No. Shares _____________


           ___________________________________ Date:  __________________, 2002

           Signature(s) of Stockholder(s)
           (See Instructions Below)

           The signature(s) hereon should correspond exactly with the name(s) of the stockholder(s) appearing on the Stock Certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporation name, and give title of signing officer.

                           THIS PROXY IS SOLICITED BY
                THE BOARD OF DIRECTORS OF 3D SYSTEMS CORPORATION